Exhibit a (iv) under Form N-1A
                                           Exhibit 3 (i) under Item 601/Reg. S-K

                               OLD WESTBURY FUNDS, INC.

                      ARTICLE SUPPLEMENTARY TO THE CHARTER

     Old Westbury Funds, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST: The Board of Directors of the Corporation on November 13, 1997, at a Regular Meeting, established and designated three series (the "Funds") of shares of the Corporation, allocated to the following class of Common Stock: Old Westbury Fixed Income Fund, consisting of four billion (4,000,000,000) unissued shares of the par value of $0.001 per share of the Common Stock of the
Corporation by setting the preferences, rights, voting powers, restrictions, limitation as to dividends, qualification or terms of redemption of, and the conversion or other rights, thereof as hereinafter set forth; Old Westbury Core Equities Fund, consisting of four billion (4,000,000,000) unissued shares of the par value of $0.001 per share of the Common Stock of the Corporation by setting the preferences, rights, voting powers, restrictions, limitation as to dividends, qualification or terms of redemption of, and the conversion or other rights, thereof as hereinafter set forth; and Old Westbury Municipal Bond Fund, consisting of four billion (4,000,000,000) unissued shares of the par value of $0.001 per share of the Common Stock of the Corporation by setting the preferences, rights, voting powers, restrictions, limitation as to dividends, qualification or terms of redemption of, and the conversion or other rights, thereof as hereinafter set forth.

     SECOND: A description of the shares so classified with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation is as set forth in the charter of the Corporation; except as follows:

     A. The Funds shall be authorized to hold cash, invest in securities, instruments and other properties and use investment techniques as from time to time described in the Corporation's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Funds ("Shares"). Each Share, except as provided herein, shall have the same characteristics as shares of Old Westbury Growth Opportunity Fund and Old Westbury International Fund. The proceeds of sales of Shares, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the respective Funds, unless otherwise required by law.

     B. Shareholders of the respective Funds shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the Funds as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Charter.

     C. At any meeting of shareholders of the respective Funds, a shareholder may vote any Shares as to which such shareholder is the holder or agent of record and which are not otherwise represented in person or by proxy at the meeting, proportionately in accordance with the votes cast by holders of all Shares otherwise represented at the meeting in person or by proxy as to which such shareholder is the holder or agent of record. Any Shares so voted by a shareholder will be deemed represented at the meeting for all purposes, including quorum purposes.

     D. All Shares shall be subject to redemption and redeemable at the time option of the Corporation. The Board of Directors may by resolution from time to time authorize the Corporation to require the redemption of all or any part of any outstanding Shares, without the vote or consent of shareholders (including through the establishment of uniform standards with respect to the minimum net asset value of a shareholder account), upon the sending of written notice thereof to each shareholder any of whose Shares are so redeemed and upon such terms and conditions as the Board of Directors shall deem advisable, out of funds legally available therefor, at net asset value per Share determined in accordance with the provisions of the applicable then-current prospectus of the respective Fund and to take all other steps deemed necessary or advisable in connection therewith. The Board of Directors may authorize the closing of those accounts not meeting the specified minimum standards of net asset value by redeeming all of the Shares in such accounts.

     E. The Funds' Shareholder Serving Agent may establish for its customers an involuntary redemption requirement. If the value of a shareholder's holdings falls below that amount because of a redemption of Shares, the shareholder's remaining Shares may be redeemed. If such remaining Shares are to be redeemed, the shareholder will be notified that the value of his holdings has fallen below that amount and be allowed 60 days to make an additional investment to enable the shareholder to meet the minimum requirement before the redemption is processed.

     THIRD: The shares aforesaid have been duly classified by the entire Board of Directors pursuant to authority and power contained in the charter of the Corporation.

     IN WITNESS WHEREOF, Old Westbury Funds, Inc. has duly caused these present to be signed in its name and on its behalf by its Vice President and attested by its Secretary on November 13, 1997.

                                          OLD WESTBURY FUNDS, INC.



                                 By:  /S/ C. CHRISTINE THOMSON
                                      C. Christine Thomson, Vice President

Attest:


/S/ C. GRANT ANDERSON

C. Grant Anderson, Secretary

      THE UNDERSIGNED, Vice President of Old Westbury Funds, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                           /S/ C. CHRISTINE THOMSON
                                           C. Christine Thomson